Exhibit 99.1

    Ibis Technology Announces Resignation of Gerald Cameron as COO

    DANVERS, Mass.--(BUSINESS WIRE)--April 13, 2005--Ibis Technology Corporation (Nasdaq NM: IBIS), a leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today announced that Gerald Cameron, its chief operating officer, will be leaving the company to pursue other opportunities. Cameron is expected to stay with the company until the earlier of June 30, 2005 or a replacement is found, assisting with an orderly transition.
    "We will be sorry to see Gerry leave," said Martin J. Reid, president and chief executive officer of Ibis Technology Corporation. "He helped us achieve the progress we have made during the last three years, especially as we exited the wafer manufacturing business and increased our focus on the business of providing SIMOX-SOI implantation equipment to the world's silicon wafer manufacturers. We appreciate his efforts and contributions, and wish him every success in his future endeavors." Reid added, "We have already begun a search for an executive to join our senior management team."
    Cameron said, "This was a difficult decision. I enjoyed my time at Ibis, and I believe that, as the demand for SOI wafers increases, the SIMOX cost advantage will play an increasingly important role in Ibis' success. I wish the best for the whole Ibis team."
    Cameron joined Ibis as COO in March of 2002.

    About Ibis Technology

    Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, the Company maintains an additional office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    This release contains express or implied forward-looking statements regarding, among other things, the cost advantage of SIMOX technology and customer interest in, demand for, and market acceptance of the Company's SIMOX-SOI technology. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the company's ability to attract and retain talented executives, future continued migration to SOI technology and market acceptance of SIMOX, the level of demand for the company's products, the company's ability to pursue and maintain further strategic relationships, partnerships and alliances with third parties, the company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which the i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers without substantial delay, modification or cancellation, in whole or in part, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the company's Securities and Exchange Commission filings from time to time, including but not limited to, the company's Annual Report on Form 10-K for the year ended December 31, 2004. All information set forth in this press release is as of April 13, 2005, and Ibis undertakes no duty to update this information unless required by law.

    CONTACT: Ibis Technology Corporation
             William J. Schmidt, 978-777-4247
             CFO & Treasurer
             or
             Bill Monigle Associates
             Bill Monigle, 603-424-1184
             President